[KPMG LETTERHEAD]
                                                                    EXHIBIT 23.2
The Board of Directors
Rakepoll Holding B.V.


We consent to the inclusion of our report dated October 15, 1996, with respect to the combined balance sheet of Rakepoll Holding B.V. and subsidiaries as of December 31, 1995 and 1994, and the related combined statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1995, which report appears in the Form S-3 of Gensia Sicor Inc. dated April 4, 1997.


Rotterdam
April 4, 1997

/s/ KPMG Accountants N.V.
------------------------
KPMG Accountants N.V.



Ref: A. Vernaas